Exhibit 99.1

August 23, 2021

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces First Quarter Results

The Company announced today its results of operations for the fiscal first quarter. For the quarter ended June 30, 2021 (the “2021 quarter”), the Company recorded net earnings of $11,311,797 ($1.64 diluted earnings per share) on net sales of $65,916,439 compared to a net loss of $858,862 ($0.12 diluted loss per share) on net sales of $23,524,600 for the quarter ended June 30, 2020 (the “2020 quarter”). The 2021 quarter results make it the most profitable quarter in Company history. Results for the 2021 quarter were positively impacted by strong margins primarily associated with a historic rise in steel prices. The 2021 quarter was also positively impacted by the Decatur, Alabama facility starting to operate its new stretcher leveler cut-to-length line.

“We continued to operate in an unprecedented industry environment during the 2021 quarter,” said Michael J. Taylor, President and Chief Executive Officer. “Hot-rolled steel prices for the 2021 quarter were approximately 200% higher than prices for the 2020 quarter and securing steel to support our customers remained a critical focus. Prior efforts to expand our supply chain options, combined with our team’s excellent work in the quarter to source steel in a supply tight market, have allowed us to be the consistent supplier our customers expect and to capture new customer opportunities. We are excited about the initial customer response to our Decatur facility’s new processing capabilities. We are also pleased to announce we have broken ground on the construction of our new facility in Sinton, Texas. We believe successful execution of these projects in Decatur and Sinton provide a path for us to double our coil segment sales volume.”

SUMMARY OF OPERATIONS (unaudited)

	Three Months Ended June 30,
	2021	2020

Net Sales	$65,916,439	$23,524,600

Total costs and other income	51,647,762	24,661,230

Earnings (loss) before income taxes	14,268,677	(1,136,630)

Income taxes	2,956,880	(277,768)

Net earnings (loss)	$11,311,797	$(858,862)

Weighted average shares outstanding:
Basic	6,899,537	7,080,444
Diluted	6,899,537	7,080,444

Net earnings (loss) per share:
Basic	$1.64	$(0.12)
Diluted	$1.64	$(0.12)

COIL SEGMENT OPERATIONS

Coil segment sales for the 2021 quarter totaled $52,694,730 compared to $15,432,784 for the 2020 quarter. The increase in sales was driven by an increase in the average selling price associated with higher hot-rolled steel prices and an increase in sales volume. The average per ton selling price of coil segment inventory increased from approximately $566 per ton in the 2020 quarter to approximately $1,462 per ton in the 2021 quarter. Inventory tons sold increased from approximately 27,000 tons in the 2020 quarter to approximately 39,000 tons in the 2021 quarter. Sales volume for the 2020 quarter was significantly impacted by the onset of the COVID-19 pandemic with volume for the 2020 quarter being down approximately 30% compared to pre-pandemic volumes. Volume for the 2021 quarter was approximately 3% higher than pre-pandemic volumes. Volume for the 2021 quarter benefitted from the new equipment at the Decatur facility being placed into service in March 2021. The prior equipment at the Decatur facility was removed during the 2020 quarter for the equipment replacement project. Coil segment operations recorded an operating profit of approximately $13,256,000 for the 2021 quarter compared to an operating loss of approximately $459,000 for the 2020 quarter. Operating results for the 2021 quarter benefitted from a significant increase in steel prices and associated improvement in our margins. The 2020 quarter was negatively impacted by low margins associated with declines in hot-rolled steel prices.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2021 quarter totaled $13,221,709 compared to $8,091,816 for the 2020 quarter. Sales increased due to both an increase in the volume sold and an increase in the average selling price per ton. The average per ton selling price of tubular segment inventory increased from approximately $723 per ton in the 2020 quarter to approximately $930 per ton in the 2021 quarter. Tons sold increased from approximately 11,000 tons in the 2020 quarter to approximately 14,500 in the 2021 quarter. Sales volume for the 2020 quarter was significantly impacted by the onset of the COVID-19 pandemic with volume for the 2020 quarter being down approximately 23% compared to pre-pandemic volumes. Volume for the 2021 quarter was approximately 6% higher than pre-pandemic volumes. The tubular segment operations recorded operating profits of approximately $2,600,000 and $59,000 for the 2021 and 2020 quarters, respectively. Operating results for the 2021 quarter benefitted from a significant increase in steel prices and associated improvement in our margins. The 2020 quarter was negatively impacted by low margins associated with declines in hot-rolled steel prices and weak energy industry conditions.

STRATEGIC INITIATIVES

During March 2021, the Company began commissioning a stretcher leveler line at our Decatur, Alabama coil processing facility. This new equipment replaces the equipment previously operated at Decatur, which was removed in June 2020 at the commencement of the equipment replacement project. The new equipment expands the processing capabilities of our Decatur facility and our overall coil product segment.

On May 25, 2021, the Company announced plans for a new facility in Sinton, Texas that will be part of the coil product segment. The new facility will be on the campus of Steel Dynamics, Inc.'s ("SDI") new flat roll steel mill currently under construction in Sinton, Texas. The Company's new location will consist of an approximately 70,000 square foot building located on approximately 26.5 acres leased from SDI under a 99-year agreement. The Company has selected Red Bud Industries to build one of the world’s largest stretcher leveler cut-to-length lines, capable of handling material up to 1” thick, widths up to 96” and yields exceeding 100,000 psi. The Company expects the location to commence operations in April 2022 and estimates the total cost of the project to be $21 million. The Company broke ground on construction of the facility during August 2021. This facility is expected to be a great growth opportunity for the Company and will allow the Company to expand its competitive footprint to the Southwest United States and Mexico.

OUTLOOK

The Company expects margins to remain strong for its second quarter ending September 30, 2021 and expects improvement in operating results compared to the first quarter. As of this press release, hot-rolled steel prices have risen approximately 10% since June 30, 2021 and the Company expects prices will continue to rise through September 30, 2021.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated, headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman and Decatur where the Company processes hot-rolled steel coils. The Hickman facility operates a temper mill and corrective leveling cut-to length line. The Decatur facility operates a stretcher leveler cut to length line. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, including the timing of the completion and successful commissioning of our new stretcher leveler line in Decatur, the cost, timing and successful commissioning of our new stretcher leveler line in Sinton, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, the continuing shifting of governmental policy relating to PPP loans and forgiveness of such loans, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on August 23, 2021 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.